Exhibit 99(b)


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Bellcrest Homes, Inc.
Millen, Georgia


We have audited the accompanying statement of income of Bellcrest Homes, Inc. for the year ended December 31, 1995. This statement of income is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of income based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of income. We believe that our audit of the statement of income provides a reasonable basis for our opinion.

In our opinion, the statement of income referred to above presents fairly, in all material respects, the results of the operations of Bellcrest Homes, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Alday, Tillman, Wright & Giles, P.C.
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Alday, Tillman, Wright & Giles, P.C.
Valdosta, Georgia

January 23, 1996